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Exhibit 2

For further information:  Dan Donovan
                          412-690-1370

         CNG Provides Details For Record Production Year
Reserve additions over 150 percent of production for 4th straight year
      CNG ranked 4th in Gulf of Mexico deepwater production
           Overall production up 15 percent from 1996

     PITTSBURGH, February 17, 1998 Consolidated Natural Gas Company, which has announced the highest pretax operating income in its exploration and production segment since 1985, today gave the following additional details about its 1997 exploration and production operations.
     Production for 1997 was 199 billion cubic feet equivalent
(Bcfe), a company record and an increase of 15 percent from 1996. Both natural gas production (155 billion cubic feet) and oil production (7.3 million barrels) were the highest for the company since its inception in 1942. The company ranked 14th in Gulf of Mexico production for the first six months of 1997, according to a study by the James K. Dodson Company published in Offshore Magazine. CNG was the fourth largest producer in water depths over 1,500 feet, ranking behind Shell Deepwater Production, Inc., BP Exploration, Inc., and Mobil Exploration and Producing, Inc., according to the study.
     "Record production, low per-unit costs and strong prospects for the future are the reasons we have nearly doubled our exploration and production capital budgets for the next five years," said George A. Davidson, Jr., chairman and chief executive officer. "Over the last five years, we have spent $1 billion. Over the next five years, we plan to spend $1.9 billion."
     Production has increased 64 percent in the last two years, and CNG has targeted another double-digit increase in 1998. CNG expects a full year's production from Neptune, a deepwater project in the Gulf of Mexico, which began to produce in March 1997. Neptune, where CNG has a 50 percent interest, is producing near its facility capacity of 25,000 barrels of oil a day and is
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being adapted so it can handle 35,000 barrels of oil and 32 million cubic feet of natural gas a day.
     Nautilus and Nemo, two projects in the Main Pass area of the Gulf of Mexico, are expected to come on-line late in 1998. Facilities at Nautilus are being constructed to handle 180 million cubic feet and 20,000 barrels a day, an increase over the originally announced capacity for the two projects. CNG owns 65 percent of Nautilus, 100 percent of Nemo and is the operator of both.
     The company added 315 Bcfe to its reserves in 1997 through additions, revisions and purchases, the highest since 1985 and equaling 158 percent of production. Over the last four years, CNG has replaced 170 percent of production. CNG now has close to
1.5 trillion cubic feet equivalent of reserves, an increase of about 38 percent since the end of 1993. With increased capital spending and continued success, the company expects reserves to reach 2 trillion cubic feet equivalent by the end of 2002.
     Finding and development costs of 88 cents per thousand cubic feet equivalent (Mcfe) for 1997 reflected higher costs experienced throughout the industry in 1997. The five-year average finding and development costs for the years 1993 through 1997 is 80 cents per Mcfe. The five-year average excludes the original 1992 booking of reserves for CNG's other deepwater project, Popeye, but includes most of Popeyes costs. About 75 percent of CNG's 1997 capital was spent on offshore exploration and production projects.
     The company's depreciation, depletion and amortization (DD&A) rate declined for the fifth straight year to 88 cents per Mcfe. The DD&A rate has declined from $1.19 in 1992, including a 13-cent drop due to a write-down of producing properties in 1995. CNG average lifting costs were 33 cents per Mcfe in 1997, as the company continues to have one of the lowest in the industry.
     Lifting costs remained low, despite increased industry costs, said Pat Riley, president of CNG Producing Company. "That's the result of the hard work, ingenuity and efficiency of our talented staff."
     A fourth-quarter 1997 write-down of the value of CNG's Canadian properties resulted in a non-cash reduction of earnings of $6.7 million, or 7 cents a share. The write-down was a result of a significant decline in market prices for Canadian heavy oil production late in the year. The Canadian
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properties comprise less than 3 percent of CNG's total oil and gas reserves. The company's U.S. properties are not affected by the write-down.
     "I'm proud of the year we had in 1997, but there is still more we can accomplish," Riley said. "In 1998, we plan to spend 60 percent of our capital budget on our bread-and-butter area, the Continental Shelf of the Gulf of Mexico. We will spend about 20 percent on deepwater and another 20 percent onshore. Domestic exploration remains a good opportunity for CNG."
     Consolidated Natural Gas Company (CNG) is one of the nation's largest producers, transporters, distributors and marketers of natural gas, and offers a variety of energy marketing services throughout North America. The company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces natural gas and oil in the United States and Canada, and makes selective investments abroad.

CNG's recent news releases are available 24 hours a day on the Internet, by fax machine, or by voice recording. On the
Internet, use CNG's web site: www.cng.com   For faxing, call 1-
800-758-5804 on a touch-tone phone and enter CNG's company extension, which is 203456. From a menu, you will then be able to select releases that will be faxed to you immediately without charge. For voice recordings, call 1-888-CNG-NEWS. This line is toll-free.

This press release contains forward-looking statements. The company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 1998, and thereafter, include many factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, operational risks associated with the exploration and production business, fluctuations in energy-related commodity prices, and other uncertainties.
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              Summary of E&P Operations Statistics

Reserves (Bcfe)


At January 1, 1997                      1,343
At December 31, 1997                    1,445

 Production
                              1997           1996
Gas (Bcf)
     Non-regulated            155.3               144.5
     Regulated                  2.8                 3.0
     Total                         158.1               147.5

Oil (000 Bbls)
     Non-regulated            7,312               4,766
     Regulated                    -                    -
     Total                         7,312               4,766


Average Wellhead Prices            1997           1996
(Non-regulated only)
Gas (per Mcf)                 $ 2.43         $ 2.46
Oil (per Bbl)                 $16.07         $17.60

Performance factors
     1997 Reserve Replacement           158%
     4-year Reserve Replacement              170%
     1997 Finding Cost (per Mcfe)            $0.88
     5-year AverageFinding Cost (per Mcfe)   $0.80
     1997 Depreciation, Depletion
      and Amortization (per Mcfe)            $0.88